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                                                                      EXHIBIT 11

                         CHATTEM, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             (Unaudited and in thousands, except per share amounts)

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                                                 FOR THE THREE MONTHS         FOR THE SIX MONTHS
                                                     ENDED MAY 31,               ENDED MAY 31,
                                                -----------------------    ------------------------
                                                  2000          1999         2000            1999
                                                --------      ---------    --------        --------
NET INCOME:
   Income before extraordinary loss and change
    in accounting principle...................   $ 6,219      $   6,921     $   9,827      $  10,498
   Extraordinary loss.........................      (110)        (1,157)         (110)        (1,584)
   Change in accounting principle.............        --             --          (542)            --
                                                 --------     ---------     ---------      ---------
     Net income...............................   $  6,109     $   5,764     $   9,175      $   8,914
                                                 ========     =========     =========      =========
COMMON SHARES:
   Weighted average number outstanding........      9,525         9,741         9,609          9,726
   Number issued upon assumed exercise
     of outstanding stock options and stock
     warrants.................................         69           371           123            379
                                                 --------     ---------     ---------      ---------
   Weighted average number and dilutive
    potential number outstanding..............      9,594        10,112         9,732         10,105
                                                 ========     =========     =========     ==========
NET INCOME ( LOSS) PER COMMON SHARE:
    Basic:
      Income before extraordinary loss and
       change in accounting principle.........   $    .65     $     .71     $    1.02      $    1.08
      Extraordinary loss......................       (.01)         (.12)         (.01)          (.16)
      Change in accounting principle..........         --            --          (.06)            --
                                                 --------     ---------     ---------      ---------
          Total basic.........................   $    .64     $     .59     $     .95      $     .92
                                                 ========     =========     =========      =========
    Diluted:
      Income before extraordinary loss and
       change in accounting principle.........   $    .65     $     .69     $    1.01      $    1.04
      Extraordinary loss......................       (.01)         (.12)         (.01)          (.16)
      Change in accounting principle..........         --            --          (.06)            --
                                                 --------     ---------     ---------      ---------
          Total diluted.......................   $    .64     $     .57     $     .94      $     .88
                                                 ========     =========     =========      =========
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